Exhibit 99.4

RLX Technology Inc.

19/F, Building 1, Junhao Central Park Plaza

No. 10 South Chaoyang Park Avenue

Chaoyang District, Beijing 100026

People’s Republic of China

January 15, 2021

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:                             RLX Technology Inc.

Registration Statement on Form F-1

File Number: 333-251849

Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, RLX Technology Inc., an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing of Amendment No. 1 to the Company’s above-referenced registration statement on Form F-1 (the “Registration Statement”) relating to the Company’s initial public offering of Class A ordinary shares to be represented by American depositary shares.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of December 31, 2018 and 2019 and for the period from January 2, 2018 (date of inception) to December 31, 2018 and the year ended December 31, 2019 and unaudited interim consolidated financial statements as of September 30, 2020 and for each of the nine-month periods ended September 30, 2019 and 2020.

Item 8.A.4 of Form 20-F requires that in the case of a company’s initial public offering, the registration statement on Form F-1 shall contain audited financial statements as of a date not older than 12 months from the date of the filing. The Company is submitting this letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

(i) the Company is not currently a public reporting company in any jurisdiction;

(ii) the Company is not required by any jurisdiction outside the United States to prepare consolidated financial statements audited under any generally accepted auditing standards for any interim period;

(iii) full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company;

(iv) the Company does not anticipate that its audited financial statements for the year ended December 31, 2020 will be available until April 2021; and

(v) in no event will the Company seek effectiveness of its registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours,

RLX Technology Inc.

By:	/s/ Ying (Kate) Wang
Name:	Ying (Kate) Wang
Title:	Co-founder, Chairperson of the Board of Directors and Chief Executive Officer